Collaborative Investment Series Trust 485BPOS

Exhibit 99.(p)(iii)

APPENDIX H: CODE OF ETHICS (“CODE”)

CODE OF ETHICS (“CODE”)

The Code of Ethics is a compilation of basic principles of conduct for which you, as an employee of Rareview Capital LLC (“RVC”), are responsible for knowing and following. These principles represent values critical to our customers and others to conduct our business with honesty and integrity. The Code has been adopted to protect the reputation and integrity of RVC and its employees and to assist employees in following uniform standards of ethical conduct. The term “employee” in the Code is understood to mean officers, directors, employees, and independent contractors.

The Code of Ethics is intended to govern the actions and working relationships of employees with current or potential customers, consumers, other RVC employees, competitors, suppliers, government representatives, the media, and anyone else with whom RVC has contact. In these relationships, employees must observe the highest standards of ethical conduct. The success of RVC as a provider of investment Advisory services is built upon the trust and confidential relationships maintained between RVC and its customers. Therefore, each employee is expected in all business matters to place RVC’s and its customers’ interest above his/ her own self-interest and to discuss with the Managing Member any proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

It is RVC’s policy that an employee maintain no investment or take any position which (1) could conflict with their performance of duties and responsibilities to RVC, (2) affects or could affect independence or judgment concerning transactions between RVC and its customers, suppliers, or others with whom RVC competes or has existing or pending or potential business relationships, or (3) otherwise reflects negatively on RVC.

Employees must resolve any doubt as to the meaning of the Code in favor of good, ethical judgment. It is the responsibility of each employee to avoid even an appearance of impropriety.

Implicit in the Code of Ethics is RVC’s policy that both RVC and its employees comply with the law. The law prescribes a minimum standard of conduct; the Code of Ethics prescribes conduct that often exceeds the legal standard. Any request made of an employee by the Managing Member or any supervisor carries with it, whether or not articulated, the understanding that the employee is to comply with the request only to the extent he or she can do so while complying both with the law and this Code of Ethics. In certain instances, areas of RVC may have their own unique policies governing subjects covered by the Code of Ethics due to their lines of business. These policies are in addition to the requirements of the Code of Ethics.

Code of Ethics Statement

In accordance with SEC Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1904, Rareview Capital LLC (“RVC”) has adopted a code of ethics to:

▪	Set forth standards of conduct expected of Advisory personnel (including compliance with federal securities laws);

▪	Safeguard material non-public information about client transactions; and

▪	Require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

As an investment adviser firm, we have an overarching fiduciary duty to our clients. They deserve our undivided loyalty and effort, and their interests come first. We have an obligation to uphold that fiduciary duty and see that our personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

RVC holds their directors, officers, and employees accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

▪	Always place the interest of the clients first and never benefit at the expense of Advisory clients;

▪	Always act in an honest and ethical manner, including in connection with, and the handling and avoidance of, actual or potential conflicts of interest between personal and professional relationships;

▪	Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;

▪	Fully comply with all applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and

▪	Proactively promote ethical and honest behavior with RVC including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with RVC’s Code of Ethics may result in disciplinary action, up to and including termination of employment.

Definitions

For purposes of this Code, the following words shall mean:

1.	“Access Person” means all employees, supervised person, directors, officers, partners, managers, members or Investment Advisory Representatives (IAR) of RVC, as the case may be, who:

a.	have access to nonpublic information regarding Advisory Clients’ purchases or sales of securities or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage;

b.	is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the firm’s directors, officers, and partners are presumed to be access persons.

c.	have access to nonpublic recommendations or portfolio holdings of Clients

d.	Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

2.	“Act” means Investment Advisers Act of 1940.

3.	“Adviser” means RVC.

4.	“Advisory Client” means any person or entity for which RVC serves as an investment adviser for, renders investment advice to or makes investment decisions for.

5.	A “Covered Security” is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

6.	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

7.	“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

8.	“Code” means this Code of Ethics as supplemented by other policies and procedures contained in RVC Compliance Policies and Procedures Manual.

9.	“Conflict of Interest”: for the purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in anyway, or even appears to interfere, with the interests of the Adviser as a whole.

10.	“Covered Security” means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Act. Additionally, it includes options on securities, on indexes, and on currencies; all kinds of limited partnerships; foreign unit trusts and foreign ETFs; and private investment funds, hedge funds, and investment clubs.

11.	“Covered Security” does not include direct obligations of the U.S. government; bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; shares issued by money market funds; shares of open-end ETFs that are not advised or sub-advised by the Adviser; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Adviser.

12.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

13.	“Investment personnel” means: (i) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

14.	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

15.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

16.	“Reportable security” is as defined by Rule 204A-1 of the Act. For more clarification, please see this no-action letter, which spells out the Code of Ethics requirements in layman’s terms: http://www.sec.gov/divisions/investment/noaction/ncs113005.htm. “Reportable Securities” means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holdings in open-end ETFs (except affiliated ETFs) and (iv) units of a unit investment trust (except affiliated unit investment trusts).

17.	“Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Self-Interest

Employees are prohibited from:

1.	Accepting employment or engaging in a business (including, without limitation, consulting and similar arrangements with competitors) that may conflict with the performance of their duties or RVC’s interest. All outside business activities require prior approval by the Managing Member.

2.	Taking for themselves personally opportunities that are discovered in the course of their employment or through the use of RVC proprietary, non-public information (such as processes, programs, software, and business information and plans) or otherwise using corporate property, information or position for personal gain, or competing with RVC.

3.	Taking unfair advantage of any customer, supplier, competitor, or other RVC information through manipulation, concealment, abuse of privileged information, misrepresentation of material fact, or any other unfair dealing or practice.

4.	Soliciting or demanding anything of value from any person in conjunction with the performance of their duties (other than normal compensation received from RVC).

5.	Accepting personal fees, commissions, other compensation paid, or expenses paid or reimbursed from others, not in the usual course of RVC’s business, in connection with any business or transaction involving RVC.

6.	Purposefully viewing or using confidential information about RVC or its businesses, employees, or customers, consumers or suppliers without a valid business reason, for personal benefit or disclosing such information to others outside of job duties.

7.	Misusing RVC’s information technology and electronic communications system, including accessing or distributing pornographic or other distasteful information or materials containing offensive, sexually explicit or harassing language, sending chain letters, or conducting excessive personal business.

8.	Permitting RVC property (including data transmitted or stored electronically and computer, tablet or mobile resources) to be damaged, lost, used, or intercepted in an unauthorized manner.

9.	Making any political contribution of money or other property on behalf of RVC that would violate federal or state law.

10.	Borrowing or accepting money from customers or suppliers unless the customer or supplier is a financial institution that makes such loans in the ordinary course of its business;

11.	Purchasing property, whether real, personal or intangible, from RVC without the approval of the Managing Member or other designated senior officer unless RVC makes a general offer of extraneous company property to employees on a non-discriminatory basis.

12.	Selling property or services to RVC unless approved in writing by the Managing Member.

13.	Providing customers with legal, tax, accounting or investment advice, not in the usual course of business; or recommending attorneys, accountants, securities dealers, insurance agents, brokers, real estate agents, or other service providers if the advising employee receives a personal, reciprocal benefit for the referral from the service provider.

14.	During the term of their employment, engaging or investing in any business that directly or indirectly competes with services provided by RVC or any subsidiary of RVC, except where such an investment represents insignificant ownership in a publicly traded company.

15.	Knowingly benefiting from an error, including but not limited to payment of compensation (including incentive plan payments) or travel and entertainment expense reimbursement, without disclosing that error.

16.	Doing any of the above actions indirectly through another person.

Confidentiality

Non-public information regarding RVC and its businesses, employees, customers, suppliers or consumers is confidential.

Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information.

Supervised persons may not use confidential information acquired in the course of their work for their personal advantage.

Supervised persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by RVC.

Privacy

Supervised persons may be restricted from accessing, sharing or using certain information across RVC affiliates and from sharing information with external third parties, except as allowed by law.

Supervised persons must not view or request access to information unless a valid business purpose exists.

Holding Office/Appointments

1.	Supervised persons shall not serve on the board of directors of publicly traded companies absent prior written authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of RVC, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term if the company goes public during his or her term as director.

2.	Employees are encouraged to participate in organizations that are involved in charitable, educational, or community activities, and no approval is needed for involvement with such organizations unless the employee will receive compensation or might be required to divulge confidential information of RVC.

3.	An employee may hold a part-time elective or appointive office provided the employee receives the written approval of the CCO and provides full disclosure concerning the time involved and compensation, if any, to be received. When an employee seeks a political office, the employee must obtain an opinion from the political entity’s legal counsel stating that the employee’s candidacy is not prohibited and that the employee’s election or appointment will not bar the political entity from doing business with RVC.

4.	Employees must avoid appointments, including fiduciary appointments, which may conflict with the performance of their duties for RVC or otherwise interfere with their employment relationship with RVC. All fiduciary appointments, except those on behalf of the employee’s immediate family members (“Immediate family member” means a person’s child, parent, spouse, sibling, and in-laws) must be approved by the CCO which may require execution of a hold harmless agreement by the beneficiary.

5.	Employees are prohibited from maintaining trusteeships and other fiduciary appointments for their own customers other than immediate family members.

6.	In accordance with the Director Policy of Collaborative Investment Series Trust, employees are prohibited from serving on the Board of a company in which the ETFs holds an investment.

Internal Accounting Controls

It is the legal responsibility of RVC to develop and maintain systems of internal accounting controls that permit the preparation of its financial statements in accordance with applicable laws, rules, and accounting principles.

No one shall, directly or indirectly, knowingly falsify or cause to be falsified any book, record or account of RVC. This includes expense accounts, approval of invoices submitted by vendors, records of transactions with customers, records of disposition of company assets, records of consumers, or any other record.

Any employee who becomes aware, directly or indirectly, of inadequate controls, a failure of controls, or a circumvention of controls, or that transactions or other items are improperly recorded on RVC’s books or records, must promptly report the situation to the Managing Member.

Full and Fair Disclosure

Employees are required to make full, fair, accurate, timely, and understandable disclosure in reports and documents that RVC files with, or submits to regulatory or government agencies, and in other public communications made by RVC.

Reporting Possible Ethics Violations and Disciplinary Action

All supervised persons have an obligation to report potential ethics violations of the firm’s Code of Ethics promptly to the CCO.

If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the Supervisor.

All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis.

Examples of violations that must be reported are (but are not limited to):

▪	Noncompliance with applicable laws, rules, and regulations;

▪	Fraud or illegal acts involving any aspect of the firm’s business;

▪	Material misstatements in regulatory filings, internal books and records, clients records or reports; or

▪	An activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against employees who report possible violations is strictly prohibited and will subject those who retaliate with disciplinary action which may include termination. Those who violate the Code are subject to disciplinary action which may include termination.

For example, if an employee would feel more comfortable in merely reporting that they suspect several of their co-employees are involved in what appears to be falsifying credit reports or that a fellow employee is involved in a transaction that may be a conflict of interest on his or her part, the employee need only report the suspected Code violation, the persons involved, and the department in which they suspect the activity is occurring.

Appendices to the Code

The Code shall be supplemented by the Compliance Policies and Procedures Manual in its entirety, specifically including, without limitation, those dealing with:

▪	Fiduciary Duty

▪	Trading

▪	Principal & Agency Cross Transactions

▪	Personal Securities Transactions

▪	Insider Trading

PERSONAL SECURITIES TRANSACTIONS

Compliance with Laws and Regulations

Personal trading and investment activities of employees are subject to various federal securities laws, rules and regulations, e.g., Investment Advisers Act Section 206 (anti-fraud provision); Advisers Act Rule 204-3 (requiring an Adviser to disclose its practices and interests in Client transactions); Exchange Act Section 16 (requiring disclosure of certain securities transactions by officers and principal shareholders of public companies) and Exchange Act Section lO(b) and Rule lOb-5 (prohibiting the use of manipulative and deceptive devices in connection with the purchase or sale of securities).

All Access Persons of RVC must comply with all applicable state, local and federal securities laws. Specifically, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

▪	To defraud such client in any manner;

▪	To mislead such client, including making any statement that omits material facts;

▪	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

▪	To engage in any manipulative practice on such client; or

▪	To engage in any manipulative practice on securities, including price manipulation.

Personal Securities Transaction Statement

To ensure its fiduciary responsibilities, RVC has established policies and procedures to monitor at a minimum personal trading and activities of those employees who are deemed to be Advisory representatives (as defined in Adviser Act Rule 204-2) and/or access persons (as defined in Investment Company Act 17j-1).

▪	RVC emphasizes the unrestricted right of the Client to specify investment objectives, guidelines, and/or conditions on the overall management of their account. RVC standard investment process begins with reviewing applicable state statutes, investment policy, and permitted investment language provided by the Client.

▪	Associated persons or their immediate family members shall not buy or sell securities for their personal portfolio(s) where their decision is derived, in whole or in part, by reason of the associated person’s employment, unless the information is also available to the investing public on reasonable inquiry. No associated person of RVC shall prefer his or her own interest to that of the Advisory Client.

▪	RVC and its associated persons generally may not purchase and sell securities being considered for, or held by Client accounts without pre-clearance by the CCO or CIO.

▪	RVC or individuals associated with RVC may buy or sell for their personal accounts investment products identical to those recommended to Clients. It is the expressed policy of RVC that no person employed by RVC may enter an order to purchase or sell any security prior to a transaction being implemented for an Advisory account (in accordance with standard “front running” guidelines), and therefore, preventing such employees from benefiting from transactions placed on behalf of Advisory accounts.

▪	RVC requires that all individuals must act in accordance with all applicable federal and state regulations governing registered investment Advisory practices.

▪	RVC has implemented remedial actions that are designed to discourage its associated persons from violating the Personal Securities Transaction Policy.

▪	Records will be maintained of all securities bought or sold by RVC, associated persons of RVC, and related entities. The CCO will review these records on a regular basis.

▪	Any individual not in observance of the above may be subject to termination.

Trading Identical Securities as Clients Securities

RVC or individuals associated with RVC may buy or sell securities identical to those recommended to customers for their personal account.

Investing Personal Money in the Same Securities as Clients:

From time to time, representatives of RVC may buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for representatives of RVC to buy or sell securities before or after recommending securities to clients resulting in representatives profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest.

RVC will always transact client’s transactions before its own when similar securities are being bought or sold.

Trading Securities At/Around the Same Time as Clients Securities:

From time to time, representatives of RVC may buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for representatives of RVC to buy or sell securities before or after recommending securities to clients resulting in representatives profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest.

RVC will never engage in trading that operates to the client’s disadvantage if representatives of

RVC buy or sell securities at or around the same time as clients.

Trading Securities Prior to Clients Securities:

It is the express policy of RVC that no person employed by RVC may purchase or sell any security prior to a transaction(s) being implemented for an Advisory account during the same day unless such transactions are at a price equal to or inferior to the price obtained by Advisory Clients, and therefore, preventing such employees from benefiting from transactions placed on behalf of Advisory Clients.

RVC may utilize batched orders to carry out this policy.

Holding Period

There is no holding period for reportable securities as listed in this Code.

However, RVC strongly discourages short-term trading activity. RVC’s expectation is that when an access person trades, they trade for investment or long-term purposes, not speculative gains.

There is no holding period for exempt securities as listed in this Code.

Initial Public Offerings (IPO’s)

No access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering without first obtaining approval from the CCO. The CCO must obtain approval from her Supervisor. Investment personnel are required to disclose such investment to any client considering an investment in the issuer of such Initial Public Offering.

Limited or Private Offerings

Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining approval from the CCO. The CCO must obtain approval from his Supervisor. Investment personnel are required to disclose such investment to any client considering an investment in the issuer of such Limited or Private Offering.

Margin Accounts

Investment personnel is prohibited from purchasing securities on margin unless pre-cleared by the CCO.

Short Sales

Unless pre-cleared by the CCO, investment personnel are prohibited from selling any security short that is owned by any client of the firm, except for short sales “against the box”.

Blackout Periods

If the security is a thinly traded security (with average daily volume below 100,000 shares per day) investment personnel may be subject to a blackout period from trading in such securities.

Reportable Securities

RVC deems the following to be securities for the purpose for complying with its personal securities transactions policy and require pre-clearance:

▪	Stocks (including options on stocks)

▪	Corporate Bonds

▪	Closed-End ETFs

▪	Notes, debentures, evidence of indebtedness, certificates of interest

▪	Participation in any profit-sharing agreement

▪	Collateral-trust certificates

▪	Fractional undivided interests in oil, gas, or other mineral rights

▪	Any options, or in general, any interest or instrument commonly known as a security

Beneficial Ownership

Associated persons will be deemed to have beneficial ownership of securities if they have or share a direct or indirect financial interest in the securities or the power to make or influence investment decisions. This will be the case where the associated person may directly or indirectly profit from a securities transaction.

Specifically, an associated person’s account is any account in which the employee has a beneficial interest or the power to make or influence investment decisions, including:

▪	Spouse’s or domestic partner account(s)

▪	Miner Children, regardless of whether or not associated person is the named custodian on the account(s)

▪	Family member whose principal residence is the same as the associated person residence

▪	Other dependent’s account(s)

▪	Individual account(s)

▪	Corporate account(s)

▪	Joint account(s)

▪	Tenants in common D Investment club(s) D Partnership(s)

▪	Account(s) where the investment Advisory representative acts as custodian, trustee, executor, or in a similar capacity (prohibited in most cases by the chosen brokerage company’s policies governing its registered representatives)

Exempt Securities

The following types of transaction are exempt from pre-clearance:

▪	Money-market funds

▪	Open-Ended ETFs

▪	Index-based securities (ETFs) and options on these securities

▪	Index options & options on index futures

▪	Eurodollar/Euribor/Sterling futures & options

▪	Commercial Paper

▪	Unit Investment Trusts

▪	Direct Investment Plans (DRIPs)

▪	Brokerage Certificates of Deposit

▪	U.S. Treasury Obligations

▪	Debt securities issued by state and municipal governments and government agencies of the United States

▪	Actions that occurred without the input of associated person, i.e. option expiration, called bond, converted security, etc.

Exempted Transactions

The prohibitions of this section of this Code of Ethics shall NOT apply to:

▪	Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.

▪	Purchases which are part of an automatic investment plan, including dividend reinvestment plans (DRIP).

▪	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

▪	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

▪	Open-end investment company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm.

▪	Unit investment trusts

Front-Running

Front Running is the illegal practice of a firm or on its employees executing orders on a security for its own account while taking advantage of advance knowledge of pending customer orders, thereby trading “in front of” the customer.

RVC does not allow “front-running” of Client accounts, i.e., personal trading conducted by associated persons before Client accounts are traded in the same security.

Associated persons accounts will be reviewed for this activity and other potential problems.

Brokerage Firms

Associated persons may only personally trade securities through an approved securities firm or a DRIP.

Other Restrictions

No director, officer or employee of RVC shall buy or sell securities for their personal portfolio(s) where their decision is substantially derived, in whole or in part, by reason of his or her employment unless the information is also available to the investing public on reasonable inquiry.

No access person shall prefer his or her own interest to that of the Advisory client.

Remedial Actions

RVC has implemented remedial actions that are designed to discourage its associated persons from violating the Personal Securities Transaction Policy. In general, these actions are as follows, but may be more severe based on the circumstances:

▪	1st Violation = Verbal Warning;

▪	2nd Violation = Written warning;

▪	3rd Violation = Suspension and/or termination of employment.

Duplicate Statements

Each associated person must ensure that RVC is sent duplicate account statements and trade confirmations.

Transaction Record-Keeping

A record of securities transactions for the account of RVC and any of RVC affiliated persons shall be established and maintained.

RVC shall maintain all records pertaining to personal securities transactions for a period of no less than six

(6) years from the end of the fiscal year in which the document was last altered/amended.

Responsibility

The CCO will be responsible for administering this personal securities transaction policy. All questions regarding the policy should be directed to the CCO.

PROHIBITED PURCHASES AND SALES

Insider Trading

RVC strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information.

In conjunction with this Code, please refer to RVC’s standalone Insider Trading Policy located within the Compliance Policies and Procedures Manual.

Short-Term Trading

Unless the holding period is in accordance with the strategy or meets the initial goals of the transaction, securities held in client accounts may not be purchased and sold, or sold and repurchased, within 30 calendar days by investment personnel. The CCO may, for good cause shown, permit a short-term trade, but shall record the reasons and grant of permission with the records of the Code.

Trading in the Stock of Firm Customers, Suppliers or Vendors

Customer Securities:

No employee may invest in the securities of a customer of RVC if the employee participates in or is expected to participate in transactions involving, or is responsible for; extensions of credit to the customer or if the customer’s securities are publicly traded and the employee has non-public information concerning the customer at the time of the proposed investment. If the employee participates in or is responsible for decisions involving non-credit business transactions with the customer, the employee must comply with any investment policy applicable to the employee’s line of business before making an investment in the customer’s securities. In no case may the employee invest in the customer’s securities until after making disclosure of the proposed investment to the CCO or to the person approving the transaction with the customer.

Supplier or Vendor Securities:

No employee may invest in the securities of a supplier or vendor if the employee participates or is expected to participate in or is responsible for decisions involving business transactions with the supplier or vendor or if the securities are publicly traded and the employee has nonpublic information about the supplier or vendor at the time of the proposed investment. If an employee has an existing investment in the securities of a supplier or vendor of RVC and such employee participates or is expected to participate in or is responsible for decisions involving business transactions with the vendor or supplier, the employee shall promptly disclose the investment to the CCO, and shall refrain from further participation in such decisions unless expressly authorized in writing by the Managing Member.

Company Opportunities

Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or RVC. This includes, but is not limited to, acquiring Reportable Securities for one’s own account that would otherwise be acquired for an Advisory Client.

Undue Influence

Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

RVC does not recommend that clients buy or sell any security in which a related person to RVC or RVC has a material financial interest.

Personal Securities Transactions Procedures and Reporting

Pre-Clearance:

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

1.	All pre-clearance requests for associated persons must be submitted to the CCO or CIO.

2.	All pre-clearance request for the CCO’s personal account must be submitted to RVC’s CIO

3.	The requesting supervised person must submit pre-clearance requests to in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity.

4.	The CCO (or CIO) will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.

*Note: RVC reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.

5.	Associated persons and the CCO should complete RVC’s Personal Trading Pre-Clearance Request Form or alternatively an email request must be sent to the CCO or CIO for Approval. If approval is granted the employee is responsible to enter the transaction details into the Personal Trading log located in Compliance/Personal Trading/.

Please see Appendix J for Personal Transactions Pre-Clearance Request Form.

6.	Once pre-clearance is granted to an associated person, such associated person may only transact in that security for the remainder of the trading day, unless otherwise noted by the CCO (or CIO) on the written authorization response.

7.	The CCO will maintain records of all pre-clearance requests, personal trading logsand responses for monitoring purposes and ensuring the Code of Ethics is followed.

Reconciliation of Preclearance Requests

RVC include policies and procedures for addressing the reconciliation of pre-clearance requests with trade confirmations or account statements received from a broker-dealer or periodic holdings reports, including who prepares these.

Reporting Requirements:

RVC maintains a list of all securities holdings for itself and anyone associated with its Advisory practice with access to Advisory recommendations. These holdings are reviewed on a regular basis by the CCO.

Initial Holdings Reports

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initialholdings report or submit a brokerage statement containing the following information:

a.	The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;

b.	The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

c.	The date that the report is submitted by the access person.

If an employee submits the Initial Holdings Report it must be an accurate recording of security accounts and security holdings within the last 15 calendar days after receiving your employee classification.

Please see Appendix K for the Initial Holdings Reports form.

Quarterly Holding Reports

Every access person shall, no later than fifteen (15) days after the end of calendar quarter, file transaction reports or submit brokerage statements containing the following information:

a.	For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

b.	The nature of the transaction (e.g. purchase, sale)

c.	The price of the security at which the transaction was effected

d.	The name of any broker, dealer or bank with or through the transaction was effected; and

e.	The date that the access person submits the report.

The securities information included in the report or brokerage statement must be updated on a quarterly basis thereafter and must be current within 15 calendar days of the date the report is submitted.

Additionally, as part of this quarterly reporting requirement, access persons must also certify that they have read, understand, and complied with this policy.

Access persons may use duplicate brokerage confirmations and account statements instead of submitting quarterly holdings reports, provided that all of the required information is contained in those confirmations and statements.

Please see Appendix L for the Quarterly Holdings Reports form.

Annual Holding Reports

Every access person shall, no later than fifteen (15) days after the end of calendar year, file transaction reports or brokerage statements containing the following information:

f.	For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

g.	The nature of the transaction (e.g. purchase, sale)

h.	The price of the security at which the transaction was effected

i.	The name of any broker, dealer or bank with or through the transaction was affected; and

j.	The date that the access person submits the report.

The securities information included in the report must be updated on an annual basis thereafter and must be current within 15 calendar days of the date the report is submitted.

Additionally, as part of this annual reporting requirement, access persons must also certify that they have read, understand, and complied with this policy.

Access persons may use duplicate brokerage confirmations and account statements in lieu of submitting annual holdings reports, provided that all of the required information is contained in those confirmations and statements.

However, to satisfy RVC’s annual compliance certification for Personal Securities Transactions, at least once every twelve months, each access person must submit the CERTIFICATION OF COMPLIANCE WITH RAREVIEW CAPITAL LLC PERSONAL SECURITIES TRANSACTIONS DISCLOSURE AND CODE OF ETHICS set forth in the appendices of this Code of Ethics. The Firm’s Chief Compliance Officer will set the date by which this must be done each year.

Please see Appendix M for the Annual Holdings Reports form.

New Accounts

Access persons are responsible for updating the Compliance Department as soon as possible for any new brokerage accounts that are opened after the Initial Holdings Report has been submitted.

This requirement applies to both accounts that are owned directly by the access person or in which they have indirect ownership.

Updating Holdings

Access persons are required to update RVC with any changes to their securities (excluding exempt securities) holdings that occur as a result of corporate actions. These adjustments must be reported as soon as possible, but no less than annually.

Gifts and Inheritances

Access persons who give or receive a gift of securities (excluding exempt securities) or receive an inheritance that includes securities (excluding exempt securities) must report the activity within 10 calendar days.

The report must disclose the name of the person receiving or giving the gift or inheritance, date of the transaction, and name of the broker through which the transaction was affected (if applicable).

A gift of securities must be one where the donor does not receive anything of monetary value in return.

Reporting Exemptions

The reporting requirements of this section of this Code of Ethics shall not apply to:

a.	Any report on securities over which the access person has no direct or indirect influence or control.

b.	Transaction reports on transactions effected under an automatic investment plan, including dividend reinvestment plans.

c.	Transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as the firm receives the confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter.

d.	Any transaction or holding report if the firm has only one access person, so long as the firm maintains records of the information otherwise required to be reported under the rule.

Interns, Temporary Employees, & Independent Contactors

If an intern, temporary employee, or Independent Contractor become an access person they are required to follow the same policies and procedures as full-time employees considered access persons.

The Principal owner or CCO will decide when an intern, temporary employee, or Independent Contractor meet the definition of an access person under the Code.

Report Confidentiality

All holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Monitoring of Personal Securities Transactions

RVC is required by the Act to review access persons’ personal securities transactions and reports periodically. The CCO is responsible for reviewing these. The Supervisor shall review the CCO’s personal securities transactions and reports.

The CCO shall periodically review the information collected through pre-clearance procedures, along with any other information available to him or her, including trade confirmation or account statements, to determine if there is evidence of abusive trading. All Employees shall cooperate with the CCO in these reviews. When conducting these reviews, the CCO may, in his or her discretion, consult informally with the General Counsel (or his or her designee). If the CCO determines that evidence of abusive trading exists, the CCO shall notify the Principal owner and General Counsel in writing of his or her determination to facilitate appropriate action and reporting.

PROHIBITED ACTIVITIES

RVC has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. All supervised persons must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest may arise if your personal interest interferes, or appears to interfere, with the interests of RVC or its clients. A conflict of interest can arise whenever you take action or have an interest that makes it difficult for you to perform your duties and responsibilities for RVC honestly, objectively and effectively.

Conflicts of Interest

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

▪	Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty; and

▪	Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

GIFTS AND ENTERTAINMENT

Gifts, discounts and price reductions not generally available to others are considered gifts. The following policies on gifts and entertainment apply to Access Persons:

Accepting Gifts

Access Persons are expressly prohibited from accepting inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.

RVC recognizes that it is customary for some of its suppliers, customers and other business associates to occasionally give small gifts to those with whom they do business. It is important, however, that these gifts do not affect an employee’s business judgment, or give the appearance that judgment may be affected. Accordingly, RVC and its employees must be very careful when it comes to accepting gifts. As a general rule, RVC employees may accept gifts from suppliers, customers or other business associates, provided the gift:

1.	Does not create the appearance (or an implied obligation) that the gift giver is entitled to preferential treatment, an award of business, better prices or improved terms of sale; would not embarrass RVC or the gift giver if disclosed publicly; if valued US$100 or above (even if promotional in nature), is reported in writing to, and approved by, the CCO.

2.	Does not exceed any specific limits established by RVC; and would not prevent the recipient from awarding RVC’s business to one of the gift giver’s competitors.

Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $300 in any 12-month period), customary business meals, entertainment (i.e. sporting events), and promotional items (i.e. pens, mugs, T-shirts) may be accepted.

Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of RVC.

All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO.

Solicitation of Gifts

Access Persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts

Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Access Person.

Access Persons may not give any gift with a value in excess of $300 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to RVC.

Ceremonial Gifts

Access Persons who receive a gift at an event of a ceremonial nature (i.e. a customer outing or a commemoration of a business transaction) that might not be appropriate under these guidelines, but is impractical or offensive to refuse, may accept the gift and then promptly report it to the CCO. The employee and CCO can then discuss the appropriate response.

Inappropriate Gifts

The following are never appropriate:

1.	No Access Person may give or accept cash gifts or cash equivalents (such as gift cards or gift certificates) to or from a client, prospective client, or any entity that does business with or on behalf of RVC.

2.	Gifts that are prohibited by local law;

3.	Access Persons must not offer, give, solicit or receive any form of bribe, payoff or kickback (e.g., in order to obtain or retain business, or to secure an improper advantage, such as securing favorable tax treatment); Bribes, payoffs and kickbacks are criminal acts, strictly prohibited by law;

4.	Gifts the recipient knows are prohibited by the gift giver’s organization; and

5.	Gifts given in the form of services or other non-cash benefits (e.g., the promise of employment).

RVC employees must never ask for gifts, gratuities or other items that benefit them personally, regardless of value. Employees are expected to exercise good judgment in accepting gifts from suppliers, customers or other business associates. Employees should talk to the CCO when in doubt as to whether a gift is appropriate.

Attendance

The receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment shall be considered acceptable only if the person or entity providing the entertainment is present.

Political and Charitable Contributions

Access Persons may not make political contributions in cash or services.

Access Persons are prohibited from considering the adviser’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

Bequests

Access Persons must report to the CCO any potential bequest in excess of US$100 to the employee under the will or trust instrument of a customer, vendor or supplier of RVC, whether or not RVC is the fiduciary named under such instrument, unless the customer, vendor, or supplier is a member of the employee’s immediate family. Bequests more than US$100 are subject to the approval of the CCO.

Gift and Gratuities Log

The CCO shall maintain a Gift and Gratuities Log.

All gifts, given and received, will be recorded in a log to be signed by the supervised person and the CCO and kept in the supervised persons file.

The Gift and Gratuities Log should record the following:

▪	date

▪	received or given

▪	client/customer name

▪	type of gift

▪	name of employee

▪	value of gif.

COMPLIANCE OFFICER DUTIES

Administration

1.	The CCO is responsible for the administration of the Code of Ethics and updating the Code of Ethics when necessary.

2.	All employees will be directed to review an electronic version of the Code of Ethics upon hire and will certify their compliance annually.

3.	Disclosures, approvals, or waivers will be reviewed, acted upon, and retained by the CCO.

4.	The Code of Ethics will be included in employee training.

5.	The CCO is responsible for any sanctions or exceptions.

Annual Review

CCO shall review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation.

Record-Keeping

CCO shall ensure that RVC maintains the following records in a readily accessible place:

▪	A copy of each Code of Ethics that has been in effect at any time during the past six years;

▪	A record of any violation of the Code and any action taken as a result of such violation for six years from the end of the fiscal year in which the violation occurred;

▪	A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently, or within the past six years was a supervised person. These records must be kept for six years after the individual ceases to be a supervised person of the firm;

▪	Holdings and transactions reports made under the Code, including any brokerage confirmation and account statements made instead of these report;

▪	A list of the names of persons who are currently, or within the past six years were, access persons;

▪	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in initial public offerings and limited offerings for at least six years after the end of the fiscal year in which approval was granted; and

▪	A record of any decisions that grant employees or access persons a waiver from or exception to the Code.

Training and Education

CCO shall be responsible for training and educating supervised persons regarding this Code. Training will occur periodically as needed and all supervised persons are required to attend any training sessions or read any applicable materials.

Sanctions

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly, and reported through the CCO to the Supervisor. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

▪	a letter of caution or warning (i.e. censure);

▪	suspension of personal trading privileges;

▪	Suspension or termination of employment;

▪	In serious cases, referral to law enforcement or regulatory authorities.

▪	Require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived therefrom; and such forfeiture shall be disposed of in a manner that shall be determined by RVC in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

The following table sets forth notifications and sanctions that RVC will normally apply to the violations of the Code described in the table. The CCO may decline to impose a sanction, may impose a lesser sanction, may decline to issue a warning or may direct that a written notification not be issued if the CCO in his discretion determines that exigencies of the violations so warrant. The list of violations, notifications, and possible sanctions set forth in the table is non-exclusive, not binding on RVC, and creates no rights for Employees or Covered Contractors.

Level of Offense	Description	Investment Compliance Notification	Sanction
I	▪ Isolated, inadvertent failure to comply with pre-clearance procedures, or other Policy requirements not otherwise described in this Table, promptly disclosed or admitted, with no other indication of wrongdoing.	CCO will issue informal notification to Employee and report Employee violation to the Principal owner.	CCO may issue warning.
II

▪      Repeated, inadvertent failures to comply with preclearance procedures, or other Policy requirements not otherwise described in this Table, after informal notification with no other indication of wrongdoing.

▪      Any failure to comply with material, non-public information (“MNPI”) procedures that is not promptly disclosed or admitted and corrected by the person(s) involved

		CCO shall issue written notification to Principal owner, and may copy the Employee and Employee’s supervisors.	Principal owner will issue written warning to Employee, copied to Employee’s supervisor and Compliance Officer. The Principal owner will further direct that the written warning be placed in Employee’s personnel file.
III	▪ Repeated failures to comply with pre-clearance or MNPI procedures, or other Policy requirements not otherwise described in this Table after written warning issued.	Written notification as above.	Written warning as above.
IV

▪      Front Running.

▪      Insider Trading.

▪      Intentional violations of the Policy.

▪      Intentional misstatements, omissions, or deceptive conduct related to preclearance procedures, MNPI procedures, or other Policy requirements.

		Written notification as above.	Termination. To the extent permitted by law, Employee may be required to repay any illgotten gains.

For any violation of the Code, the CCO may require the person(s) involved to provide in writing the following: (1) a description of the facts of the violation; (2) acknowledgment that a violation has occurred; and (3) a representation that the violator will re-read this Code and will strive to avoid any further violations of the Policy.

Additionally, any violation of this Code by an Employee is grounds for corrective action, including termination without warning. In addition to the actions described in the above table, progressive corrective action, may be taken against:

▪	Employees who facilitate, condone, permit, or have knowledge of failures to adhere to any of the procedures set forth in this Policy and do not take appropriate action;

▪	Employees who facilitate, condone, permit, or have knowledge of prohibited conduct and do not take appropriate action;

▪	Employees who fail to cooperate or make false statements or material omissions in connection with investigations under this Policy; or

▪	Employees who exercise reprisal, retaliation, threats, coercion, or similar acts against another Employee for making a report under this Code.

In examining instances of violations or potential violations, evidence of intent or recklessness, a pattern of repetition, deceptive conduct, or misrepresentations or omissions will generally warrant severer sanctions.

The CCO shall report any violation of this Code by an employee or covered contractor to the Principal owner. The Principal owner shall take whatever steps he deems necessary to deal with violations of this Code by an employee or covered contractor as permitted or required by law and/or the relevant contract.

Nothing in this Sanctions section shall be deemed a limitation or obligation on RVC regarding any actions that RVC may take or not take in response to any violations or potential violations of the Code, including, without limitation reporting to and cooperating with relevant law enforcement agencies and officials.

Exceptions

Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected under an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

CERTIFICATION OF COMPLIANCE

The CCO shall maintain records of these certifications of compliance.

Initial Certification

RVC is required to provide all supervised persons with a copy of this Code. All supervised persons are to certify in writing that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

Acknowledgment of Amendments

RVC must provide supervised persons with any amendments to this Code, and supervised persons must submit a written acknowledgment that they have received, read, and understood the amendments to this Code.

Annual Certification

All supervised persons must annually certify that they have read, understood, and complied with this Code of Ethics and that the supervised person has made all of the reports required by this Code and has not engaged in any prohibited conduct.

Please see Attachment A for the Certification of Compliance with Rareview Capital LLC Personal Securities Transactions Disclosure and Code of Ethics.